EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2008, except Note 3, as to which the date is May 14, 2008, on the consolidated balance sheets of China Logistics Group, Inc. and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended December 31, 2007 and 2006 included in the registration statement on Form S-1 of China Logistics Group, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Sherb & Co., LLP

SHERB & CO., LLP

Boca Raton, Florida

June 19, 2008